SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 5, 2015

H. J. HEINZ CORPORATION II
(Exact name of registrant as specified in its charter)

333-194441
(Commission File Number)

Delaware	46-2246679
(State of Incorporation)	(I.R.S. Employer Identification No.)
One PPG Place	15222
Pittsburgh, Pennsylvania	(Zip Code)
(Address of principal executive offices)
412-456-5700
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Sale of Second Lien Senior Secured Notes in aggregate principal amount of $2,000,000,000

On January 30, 2015, H. J. Heinz Company (the “Company”) completed its previously announced offering of $2,000,000,000 aggregate principal amount of 4.875% Second Lien Senior Secured Notes due 2025 (the “Notes”). The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act”) and to persons outside the United States under Regulation S of the Securities Act. The estimated net proceeds of the offering, after deducting initial purchasers’ discounts and related fees and expenses, is approximately $1,940 million. As previously disclosed, we intend to use the proceeds from this offering to repay a portion of the term loans outstanding under our senior secured credit facilities.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of January 30, 2015, by and among H. J. Heinz Company, H. J. Heinz Corporation II and certain of its direct and indirect wholly owned domestic subsidiaries (the “Guarantors”), MUFG Union Bank, N.A., as trustee and Wells Fargo Bank, National Association, as collateral agent.

The Notes will mature on February 15, 2025, and bear interest at a rate of 4.875% per annum, payable semi-annually in cash in arrears on February 15 and August 15 of each year, beginning on August 15, 2015. The Notes are second lien senior secured obligations of the Company and will rank pari passu in right of payment with all of the Company’s existing and future second lien senior secured indebtedness. The Notes are guaranteed on a senior basis by the Guarantors. The Notes are secured on a second priority basis by the assets that secure the Company’s and the Guarantors’ obligations under its senior secured credit facilities.

The Notes will be redeemable, in whole or in part, at any time on or after February 15, 2020, at the redemption prices specified in the Indenture, together with accrued and unpaid interest, if any, to the redemption date. The Notes will be redeemable, in whole or in part, at any time prior to February 15, 2020, at a price equal to 100% of the aggregate principal amount thereof plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to February 15, 2018, up to 40% of the aggregate principal amount of the Notes may be redeemed at a redemption price equal to 104.875% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from certain equity offerings.

Upon the occurrence of a change of control as specified in the Indenture, the Company must offer to purchase the Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

The terms of the Indenture, among other things, limit the ability of the Company and its restricted subsidiaries’ to incur additional debt and issue preferred stock, pay dividends or make other restricted payments, make certain investments, create liens, sell assets, merge or consolidate with other entities and enter intro transactions with affiliates. The Indenture also provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. These covenants and events of default are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the document, which is filed hereto as Exhibit 4.1.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

H. J. HEINZ CORPORATION II
(Registrant)
By:	/s/ Paulo Basilio
Paulo Basilio
Chief Financial Officer

Dated: February 5, 2015

EXHIBIT INDEX

Exhibit No.	Description
4.1
Indenture dated as of January 30, 2015, governing the 4.875% Second Lien Senior Secured Notes due 2025, by and among H. J. Heinz Company, the guarantors identified therein, MUFG Union Bank, N.A., as trustee and Wells Fargo Bank, National Association, as collateral agent.